Exhibit 10.3
SEPARATION AND RELEASE AGREEMENT
     This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 20th day of January, 2009, by and between RSM McGladrey Business Services, Inc., a Delaware corporation (“RSM”), and Steven Tait (“Executive”).
     WHEREAS, Executive and RSM are parties to an Employment Agreement dated April 1, 2003 (the “Employment Agreement”),
     WHEREAS, Executive and RSM agree to terminate Executive’s employment,
     WHEREAS, Executive and RSM intend the terms and conditions of this Agreement to govern all issues related to Executive’s employment and separation,
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, Executive and RSM agree as follows:
     1. Termination of Employment. The parties agree that Executive’s employment with RSM will terminate on April 30, 2009 (“Termination Date”). Until the Termination Date, the Executive will remain on active payroll and be paid his current salary in accordance with RSM’s regular payroll practices. Until the Termination Date, Executive agrees that he will continue to perform his current role, and will respond to questions and provide guidance as requested by RSM. On or after the Termination Date, Executive acknowledges and agrees that he will not represent himself as being an employee, officer, director, trustee, member, partner, agent, or representative of RSM for any purpose, and will not make any public statements on behalf of RSM. Executive further acknowledges and agrees that he has received proper notice under Section 1.07(b) of his Employment Agreement to terminate it.
     2. Resignation. Executive agrees that as of the Termination Date, he resigns from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, RSM or its parents, subsidiaries, or affiliates (collectively as “Affiliates”), or any benefit plans of RSM or its Affiliates. Executive will execute the resignations attached as Exhibit A on minute book paper contemporaneously with his execution of this Agreement.
     3. Severance Benefits. The parties agree to treat Executive’s termination of employment as a termination without “cause” and a “Qualifying Termination” (as defined in Section 1.07 of the Employment Agreement) for purposes of Executive’s eligibility for severance compensation and benefits as set forth in this Section. Subject to the terms and conditions of this Agreement, including Executive’s executing this Agreement and the Supplemental General Release, Executive acknowledges and agrees that he will not be eligible for any compensation or benefits after the Termination Date except for the following:
     a. Severance Pay. Subject to the terms of the H&R Block Severance Plan (“Severance Plan”), RSM will pay to Executive $827,688.00, less required tax withholdings, (which amount represents an aggregate of (A) Executive’s annual base salary of $486,875.00 and (B) a severance enhancement equal to Executive’s target short-term incentive compensation for RSM’s fiscal year 2009 of $340,813.00, each determined as of the date of this Agreement) in a lump sum payment within 30 days from the later of the Termination Date or the Effective Date of this Agreement.
     b. Short Term Incentive Bonus Payment. RSM will pay Executive a Short Term Incentive bonus for Fiscal Year 2009 in accordance with RSM’s regular short term incentive process, and the terms and conditions of the short term incentive plan in which Executive currently participates. RSM will pay Executive the Short Term Incentive bonus due him at the time RSM pays other such bonuses.
     c. Employee Benefits. Executive will remain eligible to participate in the various health and welfare benefit plans maintained by RSM until the Termination Date. After the Termination Date, RSM will pay Executive a lump sum payment, less applicable tax withholdings, in an amount equal to Executive’s COBRA Subsidy multiplied by 12. COBRA Subsidy means an amount equal to Executive’s monthly post-employment premium for health and welfare benefits under COBRA less the amount Executive paid for such benefits as an active employee. To be eligible for the payment described in this subsection, Executive must be enrolled in RSM’s health and welfare plans on the Terminate Date. If Executive qualifies for this payment, RSM will pay Executive this payment within 30 days from the later of the Termination Date or the Effective Date of this Agreement. Conversion privileges may also be available for other benefit plans.
     d. Stock Options. Those portions of any outstanding incentive stock options (“ISO Stock Options”) and nonqualified stock options (“NQ Stock Options”) to purchase shares of HRB’s common stock granted to Executive by RSM that are scheduled to vest between the Termination Date and 18 months thereafter (based solely on the time-specific vesting schedule included in the applicable stock option agreement) shall vest and become exercisable as of the Termination Date. A list of the stock options vested as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit B. Any stock options unaffected by the operation of this Section shall be forfeited to RSM on the Termination Date. No later than the Termination Date, Executive will complete an election form on which he will elect the time period during which he may exercise his ISO and NQ Stock Options. Executive acknowledges and agrees that he is solely responsible for the income tax treatment of his ISO and NQ Stock Options election, and that RSM has not provided him any personal tax advice about this election. RSM encourages Executive to seek independent tax advice regarding this election.
     e. Restricted Shares. All restrictions on any shares of HRB’s common stock awarded to Executive by RSM (“Restricted Shares”) that would have lapsed absent a termination of employment in accordance with their terms by reason of time between the Termination Date and 18 months thereafter shall terminate (and shall be fully vested) as of the Termination Date. Any shares unaffected by the operation of this Section shall be forfeited to RSM on the Termination Date. A list of the Restricted Shares outstanding as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit C.

     f. Performance Shares. The number of performance shares Executive will receive at the end of the performance period (June 30, 2009) of those awarded him under the June 30, 2006 grant will be determined based upon (1) Executive’s pro-rata length of service during the performance period, and (2) the achievement of the performance goals at the end of the performance period. RSM will pay any performance shares due Executive to him at the time payments are generally made to other individuals who received an award of performance shares on June 30, 2006. On the Termination Date, Executive shall forfeit to RSM any Performance Shares RSM awarded him pursuant to a cycle which is less than one year old. A list of the Performance Shares eligible to become payable pursuant to this subsection is attached as Exhibit D.
     g. Outplacement Services. RSM will pay directly to Right Management Services for twelve (12) months of outplacement services to be provided to Executive.
     h. Deferred Compensation. Executive will receive his vested account balance and payment in accordance with Executive’s payment elections under the H&R Block Deferred Compensation Plan for Executives, as amended.
     i. Forfeiture. Executive agrees that the compensation and benefits described in this Section will cease and no further compensation and benefits will be provided to him if he violates any of the post-employment obligations under Section 7 of this Agreement, or Articles Two and Three of the Employment Agreement.
     4. Vacation. RSM will pay Executive for his accrued, unused paid time off which includes vacation, floating holidays, and personal days (but excludes sick leave as set forth in the Company’s policies) within 21 days of the Termination Date. Executive will not receive any other payment for vacation or holidays.
     5. Executive’s Representations. Executive represents and acknowledges to RSM that (a) RSM has advised him to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has disclosed to RSM any information in his possession concerning any conduct involving RSM or its Affiliates that he has any reason to believe involves any false claims to any governmental agency, or is or may be unlawful, or violates RSM policy in any respect; (d) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and (e) he has not filed any charges, claims or lawsuits against RSM involving any aspect of his employment which have not been terminated as of the date of this Agreement. Executive understands that RSM regards the representations made by him as material and that RSM is relying on these representations in entering into this Agreement.
     6. Effective Date of this Agreement. Executive shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to Russ Smyth, Chief Executive Officer, which action shall revoke this Agreement. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable. If Executive does not revoke his consent, this Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

     7. Surviving Employment Agreement Obligations. Executive and RSM agree that the termination of Executive’s employment will not affect the following provisions of the Employment Agreement which, by their express terms, impose continuing obligations on one or more of the parties following termination of the Employment Agreement: (a) Article Two, “Confidentiality” — Sections 2.01, 2.02; (b) Article Three, “Non-Hiring; Non-Solicitation; No Conflicts; Non-Competition” — Sections 3.01, 3.02, 3.03, 3.05, 3.06; and (c) Article Four, “Specific Performance” — Section 4.03. Executive acknowledges and agrees that he will fully comply with these obligations. RSM may agree to waive any of Executive’s surviving post-employment obligations under the Employment Agreement. Any such waiver must be in writing and signed by Executive and the Chief Executive Officer of HRB. Unless otherwise agreed by the parties in writing, any payments made to Executive under this Agreement will immediately cease upon any such waiver.
     8. Business Expenses and Commitments. As of the Termination Date, Executive agrees that he will have submitted required documentation for all outstanding expenses on his corporate credit card. Executive further agrees that he will not initiate, make, renew, confirm or ratify any contracts or commitments for or on behalf of HRB, RSM, or any Affiliate, nor will he incur any expenses on behalf of HRB, RSM, or any Affiliate without RSM’s prior written consent.
     9. Release. Executive and his heirs, assigns, and agents forever release, waive, and discharge HRB, RSM, and Released Parties as defined below from each and every claim, action, or right of any sort, known or unknown, arising on or before the Effective Date.
     a. The foregoing release includes, but is not limited to, (1) any claim of retaliation or discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter Statute, and the Civil Rights Ordinance of Kansas City, Missouri; (3) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (4) any tort claims such as wrongful discharge, detrimental reliance, defamation, emotional distress, or compensatory or punitive damages; (5) any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and (6) any claims to attorney fees, expenses, costs, disbursements, and the like.
     b. Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Released Parties he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.
     c. Executive further agrees never to sue the Released Parties or cause the Released Parties to be sued regarding any matter within the scope of the above release. If Executive violates this release by suing the Released Parties or causing the Released Parties to be sued,

Executive agrees to pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.
     d. “Released Parties” for purposes of this Agreement are HRB, RSM, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.
     10. Breach by Executive. RSM’s obligations to Executive after the Effective Date are contingent on his obligations under this Agreement. Any material breach of this Agreement by Executive will result in the immediate cancellation of RSM’s obligations under this Agreement and of any benefits that have been granted to Executive by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.
     11. Executive Availability. Executive agrees to make himself reasonably available to HRB and/or RSM to respond to requests by HRB and/or RSM for information pertaining to or relating to the Company and/or its Affiliates, agents, officers, directors or employees. Executive will cooperate fully with HRB and/or RSM in connection with any and all existing or future litigation or investigations brought by or against HRB, RSM, or any of its Affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent HRB and/or RSM deems Executive’s cooperation necessary. RSM will reimburse Executive for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.
     12. Non-Disparagement. Executive agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of HRB, RSM, or any of its Affiliates, agents, officers, directors, or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and Executive will be required to reimburse RSM for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to Executive will be null and void.
     13. Return of Company Property. Executive agrees that as of the Termination Date he will have returned to HRB and/or RSM any and all HRB and/or RSM property or equipment in his possession, including but not limited to, any computer, printer, fax, phone, credit card, badge, Blackberry, and telephone card assigned to him.

     14. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.
     15. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Executive and the Chief Executive Officer of HRB. Failure of RSM to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such terms, covenants, or conditions.
     16. Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Missouri.
     17. Successors and Assigns. This Agreement and each of its provisions will be binding upon Executive and his executors, successors, and administrators, and will inure to the benefit of RSM and its successors and assigns. Executive may not assign or transfer to others the obligation to perform his duties hereunder.
     18. Specific Performance by Executive. The parties acknowledge that money damages alone will not adequately compensate RSM for Executive breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by Executive, in addition to all other remedies available at law, in equity or otherwise, RSM will be entitled to injunctive relief compelling Executive’s specific performance of (or other compliance with) the terms hereof.
     19. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     20. Supplemental Release. Executive agrees that within 21 days after the Termination Date, he will execute an additional release covering the period from the Effective Date to the Termination Date. Executive agrees that all RSM covenants that relate to its obligations beyond the last day of employment will be contingent on Executive’s execution of the supplemental release. The supplemental release will be in the form of Exhibit E to this Agreement.
     21. Section 409A. Because the requirements of Section 409A of the Internal Revenue Code are still being developed and interpreted by government agencies, certain issues under Section 409A remain unclear as of the Effective Date. RSM has made a good faith effort to comply with current guidance under Section 409A. Notwithstanding the foregoing or any provision in this Agreement to the contrary, RSM does not warrant or promise compliance with Section 409A, and Executive understands and agrees that he shall not have any claim against

HRB, RSM, or any Affiliate for any good faith effort taken by them to comply with Section 409A.
EXECUTIVE:

/s/ Steven Tait Steven Tait

Dated: January 20, 2009
Accepted and Agreed:

RSM MCGLADREY BUSINESS SERVICES, INC.

By:	/s/ Russell P. Smyth Russell P. Smyth
Chairman of the Board

Dated:	January 20, 2009

EXHIBIT A
RESIGNATION

TO:	The Board of Directors of RSM McGladrey Business Services, Inc.:
     Effective April 30, 2009, I hereby resign my position from the following companies as follows:

Business Entity	Title
Cityfront, Inc.	President

RSM Employer Services Agency of Florida, Inc.	Director

RSM Employer Services Agency of Florida, Inc.	President

RSM Employer Services Agency, Inc.	Director

RSM Employer Services Agency, Inc.	President

RSM EquiCo, Inc.	Executive Vice President

RSM EquiCo, Inc.	Director

RSM McGladrey Business Services, Inc.	Director

RSM McGladrey Business Services, Inc.	President

RSM McGladrey Business Solutions, Inc.	Director

RSM McGladrey Business Solutions, Inc.	President

RSM McGladrey Employer Services, Inc.	Director

RSM McGladrey Employer Services, Inc.	President

RSM McGladrey Insurance Services, Inc.	Director

RSM McGladrey Insurance Services, Inc.	President

RSM McGladrey TBS, LLC	President

RSM McGladrey, Inc.	Director

RSM McGladrey, Inc.	President

Dated:
Steven Tait

EXHIBIT B
STOCK OPTION SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

4/1/2003	$21.425	100,000	100,000	0

6/30/2004	$23.84	70,000	70,000	0

6/30/2005	$29.175	100,000	100,000	0

6/30/2006	$23.86	100,000	66,666	33,334

6/30/2007	$23.37	80,000	26,666	53,334

7/3/2008	$21.81	115,681	0	77,120

		Total	363,332	163,788

EXHIBIT C
RESTRICTED SHARES SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

No Accelerated Vesting

EXHIBIT D
PERFORMANCE SHARES SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

6/30/2006	$0.00	10,000		*

6/30/2007	$0.00	15,000		*

*	The number of shares actually awarded will be determined at the end of the applicable 3-year performance cycle based upon actual performance results.
Award will be prorated based upon the number of days worked by Executive during the applicable three year performance cycle.

EXHIBIT E
SUPPLEMENTAL GENERAL RELEASE
This Supplemental General Release is delivered by Steven Tait (“Executive”) to and for the benefit of the Released Parties (as defined below). The Executive acknowledges that this Supplemental General Release is executed in accordance with Section 20 of the Separation Agreement and Release between the parties.
     1. General Release. Executive and his heirs, assigns, and agents forever release, waive, and discharge HRB, RSM, and Released Parties as defined below from each and every claim, action, or right of any sort, known or unknown, arising on or before the Effective Date.
     a. The foregoing release includes, but is not limited to, (1) any claim of retaliation or discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter Statute, and the Civil Rights Ordinance of Kansas City, Missouri; (3) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (4) any tort claims such as wrongful discharge, detrimental reliance, defamation, emotional distress, or compensatory or punitive damages; (5) any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and (6) any claims to attorney fees, expenses, costs, disbursements, and the like.
     b. Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Released Parties he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.
     c. Executive further agrees never to sue the Released Parties or cause the Released Parties to be sued regarding any matter within the scope of the above release. If Executive violates this release by suing any of the Released Parties or causing any of the Released Parties to be sued, Executive agrees to pay all costs and expenses of defending against the suit incurred by any of the Released Parties, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.
     d. “Released Parties” for purposes of this Agreement are HRB, RSM, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each

I-1

such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.
     2. No Existing Suit. Executive represents and warrants that, as of the Effective Date of this Supplemental General Release, he has not filed or commenced any suit, claim, charge, complaint, or other legal proceeding of any kind against the Released Parties. The Executive acknowledges that this Supplemental General Release does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission.
     3. Knowing and Voluntary Waiver. By signing this Supplemental General Release (“Release”), Executive expressly acknowledges and agrees (a) RSM has advised him to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has carefully read this Release and know what it means; (d) the consideration provided him under this Release is sufficient to support the releases provided by him under this Release; and (e) Executive shall have seven (7) days from the date he signs this Release to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to Russ Smyth, HRB Chief Executive Officer, which action shall revoke this Release. If Executive revokes this Release, he agrees that he will not be entitled to receive any of the payments or benefits under Section 2 of the Separation Agreement. If Executive does not revoke his consent, this Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

EXECUTIVE

Steven Tait

DATE:

I-2